                                                           Page 1 or 5 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                               Instron Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   457776-10-2
                         ------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                            ------------------------
CUSIP NO.       457776-10-2             13G              PAGE   2 OF  5  PAGES
                -----------                                    ---   ---
----------------------------                            ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     HAROLD HINDMAN
     SS# ###-##-####

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [ ]


--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
                               539,534
       NUMBER OF
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
       OWNED BY                0
         EACH
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH                  539,534

                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER
                               0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     539,534
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ] EXCLUDES 60,863 SHARES HELD BY EVELYN C. HINDMAN, MR. HINDMAN'S WIFE, AS TO WHICH SHARES MR. HINDMAN DISCLAIMS BENEFICIAL OWNERSHIP.

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 3 of 5 Pages


                            STATEMENT ON SCHEDULE 13G

ITEM 1.
      (a)   Name of Issuer:
            --------------

            Instron Corporation

      (b)   Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            100 Royall Street
            Canton, Massachusetts 02021

ITEM 2.
      (a)   Names of Person Filing:
            ----------------------

            Harold Hindman

      (b)   Address of Principal Business Office or, if  none, Residence:
            ------------------------------------------------------------

            100 Royall Street
            Canton, Massachusetts 02021

       (c)  Citizenship:
            -----------

            United States

       (d)  Title of Class of Securities:
            ----------------------------

            Common Stock

       (e)  CUSIP Number:
            ------------

            457776-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

       Not Applicable

                                                              Page 4 of 5 Pages


ITEM 4.     OWNERSHIP:

       (a)  Amount Beneficially Owned:  539,534
                                        -------
       (b)  Percent of Class:  8.4 %
                               -----
       (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 539,534
                                                              -------
              (ii)  shared power to vote or to direct the vote: 0
                                                               ---
              (iii) sole power to dispose or to direct the disposition of:
                                                                        539,534
                                                                        -------
              (iv)  shared power to dispose or to direct the disposition of: 0
                                                                            ---
ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

       Not Applicable


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

       Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

       Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

       Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

       Not Applicable

ITEM 10.    CERTIFICATION:

       Not Applicable

                                                              Page 5 of 5 Pages




                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997


                                             /s/ Harold Hindman
                                             ----------------------------------
                                             Harold Hindman